Exhibit 10.1

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”) is entered into as of February 6, 2012, by and between TRACKSOFT SYSTEMS, INC. (the “Company”) and MATTHEW HOWELL (“Howell”).

RECITALS

WHEREAS, the Company owns the Assets identified on Schedule I(the “Assets”);

WHEREAS, Howell owns 2,000,000 (“Howell Shares”) of the issued and outstanding shares of common stock of the Company;

WHEREAS, Howell desires to purchase from the Company, and the Company desires to sell to Howell, the Assets in exchange for the cancellation of 1,578,000 of Howell Shares (the “Cancellation Shares”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1.          The Company hereby sells to Howell, and Howell hereby purchases from the Company, the Assets.

2.          In consideration for the purchase of the Assets pursuant to Section 1 above, (a) Howell is contemporaneously herewith delivering to the Company for cancellation a stock certificate(s) evidencing the Cancellation Shares.

3.          The Company hereby represents and warrants to Howell that it owns, of record and beneficially, and has good and marketable title to the Assets, all of which  are free and clear of all liens, charges and encumbrances. Howell, hereby represents and warrants to the Company that he owns, of record and beneficially, and has good and marketable title to such Cancellation Shares, all of which are free and clear of all liens, charges and encumbrances.

4.          Howell hereby waives any and all rights and interests he has, had or may have with respect to the Cancellation Shares.  Howell hereby accepts the Assets and agrees to hold the Company harmless from any claim or liability arising out of or relating to the operations of the Company and the Assets prior to and after the date hereof.

5.          In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

6.          This Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, neither the Company, nor Howell makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

7.          This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

TRACKSOFT SYSTEMS, INC.
By:	s/ Rosario Piacente
Name:	Rosario Piacente
Title:	President and Chief Executive Officer

HOWELL:

/s/ MATTHEW HOWELL
MATTHEW HOWELL